UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.         )

☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Biodesix, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, CO 80301

Notice of 2021 Annual Meeting of Stockholders

Dear Biodesix Stockholders:

You are invited to attend Biodesix, Inc.’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”).

Date:	May 26, 2021 (Wednesday)

Time:	1:00 p.m., Mountain Time

Virtual Location:	You can attend the Annual Meeting online, including to vote and/or submit questions, at www.proxydocs.com/BDSX. See page 1 of the accompanying proxy statement for additional information regarding participation in the virtual meeting.

Items of Business:

At the Annual Meeting, stockholders will be asked to vote:

1.  to elect the two Class I directors named in this proxy statement to hold office until the 2024 annual meeting of stockholders;

2.  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

3.  to conduct any other business properly brought before the meeting, or any adjournment or postponement thereof.

Record Date:	You can participate in the Annual Meeting and vote if you were a stockholder of record as of the close of business on April 26, 2021.

Voting:	Your vote is very important to us. Whether or not you plan to attend the virtual Annual Meeting, please ensure your shares are represented by voting promptly. For instructions on how to vote your shares, please refer to the instructions included with this proxy statement, your proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2020.

By order of the Board of Directors,

Robin Harper Cowie

Chief Financial Officer, Secretary and Treasurer

April 29, 2021

This Notice of 2021 Annual Meeting of Stockholders, the accompanying proxy statement and our 2020 Annual Report on Form 10-K are available on our website at https://investors.biodesix.com/investor-relations in the SEC Filings section, as well as at www.proxydocs.com/BDSX.

ADDITIONAL INFORMATION	33

Other Matters	33

Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders	33

Availability of Annual Report on Form 10-K	33

Proxy Statement

2021 Annual Meeting of Stockholders

May 26, 2021

ANNUAL MEETING INFORMATION

Our board of directors is soliciting your proxy for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Biodesix, Inc. (“Biodesix,” the “Company,” “we,” “us” or “our) and at any adjournment, continuation or postponement of the meeting for the purposes described in this proxy statement and the accompanying Notice of 2021 Annual Meeting of Stockholders. The Annual Meeting will take place on May 26, 2021 at 1:00 p.m. Mountain Time. Due to ongoing public health concerns regarding the COVID-19 pandemic and for the health and well-being of our stockholders and employees, this year’s Annual Meeting will be held via live audio webcast at www.proxydocs.com/BDSX. If you held shares of our common stock as of the close of business on April 26, 2021, you will be able to vote on the proposals described in this proxy statement and submit questions online through the virtual meeting platform during the Annual Meeting. On or about April 30, 2021, we will be mailing a copy of our Annual Report on Form 10-K for the year ended December 31, 2020 (the “2020 Form 10-K Report”), this Proxy Statement and the proxy card (together, the “Proxy Materials”). The documents will be available at www.proxydocs.com/BDSX. The proxy card will also include information on how to vote online or by telephone or by returning your proxy card by mail.

Who can vote?

If you were a stockholder of record as of the close of business on April 26, 2021 (the “record date”), you are entitled to vote your shares at the Annual Meeting. As of the record date, 26,858,322 shares of our common stock were issued and outstanding. Each share of our common stock is entitled to one vote on each matter properly brought before to the meeting.

What am I voting on?

You are being asked to vote on two proposals:

●	Proposal One: To elect the two Class I directors named in this proxy statement to hold office until the 2024 annual meeting of stockholders; and

●	Proposal Two: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

How does the board of directors recommend that I vote on each proposal?

The board of directors recommends that our stockholders vote:

●	“For” the election of the two Class I directors named in this proxy statement to hold office until the 2024 annual meeting of stockholders; and

●	“For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021.

2021 Proxy Statement	1

What if another matter is properly brought before the meeting?

The board of directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee. You may also vote your shares electronically during a designated portion of the virtual Annual Meeting after your successful registration at www.proxydocs.com/BDSX. Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below.

●	Stockholders of Record: Shares Registered in Your Name

Vote by Proxy in Advance of the Annual Meeting: If, on the record date, your shares were registered directly in your name with Biodesix’s transfer agent, Computershare Trust Company, N.A., then you are a “stockholder of record.” As a stockholder of record, you may vote by proxy in advance of the Annual Meeting in three ways:

Vote by Internet

Go to

http://www.proxypush.com/
BDSX to complete an electronic
proxy card. You will be asked to
provide the company number
and control number from your
proxy card. Your vote must be
received prior to the meeting
start time to be counted.

Vote by telephone

Dial toll-free 1-866-291-6774
using a touch-tone phone and
follow the recorded instructions.
You will be asked to provide the
company number and control
number from your proxy card.
Your vote must be received
prior to the meeting start time to
be counted.

Vote by mail

Complete, date sign and date the
proxy card you received as part
of the Proxy Materials, and
return it promptly in the
envelope provided. If your
signed proxy card is received
prior to the meeting date, we
will vote your shares as you
direct.

●	Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Nominee

If, on the record date, your shares were held not in your name, but in an account with a broker, bank or other nominee as custodian on your behalf, then you are considered the “beneficial owner” of shares held in “street name.” The Proxy Materials are being forwarded to you by that broker, bank or other nominee who is considered the stockholder of record of those shares for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting set forth on that organization’s voting instruction card.

2021 Proxy Statement	2

What is the effect of giving a proxy? What if I return a proxy card or otherwise vote but do not make specific choices?

Proxies are solicited by and on behalf of the board of directors. Robin Harper Cowie (our Chief Financial Officer, Secretary and Treasurer) and Ryan H. Siurek (our Chief Accounting Officer) have been designated as proxy holders by the board of directors. If you properly grant your proxy, your shares will be voted as you instruct.

If you return a signed proxy card or otherwise vote without marking specific voting selections, your shares will be voted as the board of directors recommends: “For” the election of two Class I directors (Proposal One); “For” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal Two); and in accordance with the best judgment of your proxy holder for any other matters properly brought before the meeting, if any.

Can I change my vote or revoke my proxy?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy before the Annual Meeting in any of these ways:

● Vote again over the Internet or by telephone as instructed above before 11:59 Eastern Time on May 25, 2021. Only your latest Internet or telephone vote is counted.

● Submit a properly signed proxy card with a later date that is received no later than 11:59 Eastern Time on May 25, 2021. Only your latest dated proxy card will be counted.

● Send a timely written notice that you are revoking your proxy to Biodesix’s Corporate Secretary at 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

● Attend the virtual Annual Meeting and vote electronically during the meeting. Simply attending the meeting will not, by itself, revoke your proxy.

If you are the beneficial owner of shares held in street name, you should follow the instructions provided by your broker, bank or other nominee to revoke previously submitted voting instructions.

What are broker non-votes?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021 (Proposal Two). The election of two Class I directors (Proposal One) is a non-routine matter.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises discretionary voting authority on Proposal Two, such shares will be considered present at the Annual meeting for quorum purposes and broker non-votes will occur as to Proposal One, or any other non-routine matters that are properly presented at the Annual Meeting. Broker non-votes will have no impact on the voting results.

2021 Proxy Statement	3

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. A quorum will be present if the holders of at least a majority of the outstanding shares of our common stock entitled to vote are present at the Annual Meeting online or represented by proxy. On the record date, there were 26,858,322 shares of our common stock outstanding and entitled to vote. Therefore, the holders of 13,429,162 shares must be present online or represented by proxy at the Annual Meeting to have a quorum. For purposes of determining the presence of a quorum, abstentions, withheld votes and broker non-votes are counted. If there is no quorum, the holders of a majority of shares present or represented by proxy at the Annual Meeting may adjourn the meeting to a later date.

What vote is required for the approval of each proposal? What effect do “withhold” votes, abstentions and broker non-votes have on the proposals?

The following chart summarizes the proposals to be considered at the Annual Meeting, the vote required for approval of each proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of “Withheld” Votes or Abstentions	Effect of “Broker Non-Votes”
Proposal One: Election of the two Class I directors named in this proxy statement	For or Withhold on each nominee	Plurality of the votes cast.
This means that the two
nominees receiving the
highest number of “For”
votes (from the holders of
votes of shares present or
represented by proxy and
entitled to vote on the
election of directors) will
be elected as Class I
		directors.	“Withheld” votes have no effect; only “For” votes affect the outcome of the election.	Brokers do not have discretion to vote. Broker non-votes will have no effect; only “For” votes affect the outcome of the election.
Proposal Two: Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2021	For, Against or Abstain	Affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the proposal.	Abstentions are considered shares present and entitled to vote, and therefore have the same impact as votes “Against” the proposal.	Brokers have discretion to vote. Therefore, we do not expect any broker non-votes.

Important Information About Our Virtual Annual Meeting:

•

Why is the Annual Meeting being held in a virtual format this year? In light of health and safety concerns as well as travel restrictions related to the ongoing coronavirus (“COVID-19”) pandemic, the Annual Meeting will be held in a virtual meeting format via live audio webcast. The virtual format will enable us to support the health and well-being of our stockholders, employees and directors, while providing access to the Annual Meeting for our stockholders regardless of geographic location. We have designed our virtual format to help ensure that our stockholders who attend the Annual Meeting virtually will be afforded similar rights and opportunities to participate as they would at an in-person meeting.

•

How can I attend Annual Meeting online? To join the Annual Meeting online, visit www.proxydocs.com/BDSX and register using your control number on your proxy card or on the instructions that accompanied your Proxy Materials, and following the instructions received via email, including a unique link that will allow you access to the Annual Meeting, to vote, and submit questions during the meeting.

2021 Proxy Statement	4

•

When can I join the virtual Annual Meeting? The meeting will begin promptly at 1:00 p.m. Mountain Time on Thursday, May 26, 2021. You may access the meeting platform 15 minutes earlier, and we encourage you to join in advance of the meeting start time to allow sufficient time to log in and confirm your connection and audio are working properly.

•

Can I ask questions during the virtual Annual Meeting? Yes. If you are logged in as a “stockholder” at the virtual Annual Meeting, you will have an opportunity to submit questions live via the Internet during a designated portion of the virtual Annual Meeting. Once you are logged in, type your question into the question box and click “submit.” Subject to time constraints, we intend to answer questions pertinent to the Company and meeting matters submitted by stockholders during the Annual Meeting that comply with our rules of conduct for the Annual Meeting, which will be posted on the meeting website during the meeting.

•

How do I vote during the virtual Annual Meeting? You will have an opportunity to vote your shares electronically during a designated portion of the virtual Annual Meeting after logging in. Whether or not you plan to join the Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described in these Proxy Materials.

•

What if I have technical difficulties? On the day of the Annual Meeting, if you have trouble accessing the virtual meeting platform or encounter other technical difficulties with the platform before or during the meeting, please call the technical support number provided in your email instructions.

•

Will a list of stockholders be available for inspection prior to and during the meeting? Yes. A complete list of stockholders of record will be available for inspection, by appointment only, by any stockholder for at least ten (10) days prior to the Annual Meeting during ordinary business hours at our headquarters located at 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

•	Will a recording of the meeting be available? Yes, following the Annual Meeting, a recording of the meeting will be available on www.proxydocs.com/BDSX for one year following the meeting date.

Who will count the votes?

Representatives of Mediant Communications Inc. (“Mediant”) will tabulate the votes, and a representative of Mediant will act as inspector of election.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees (for no additional compensation) in person, by telephone or by other means of communication. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send Proxy Materials to their principals and we may reimburse them for the cost of forwarding Proxy Materials to beneficial owners.

What does it mean if I receive more than one set of Proxy Materials?

If you receive more than one set of Proxy Materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions included in each set of Proxy Materials to ensure that all of your shares are voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.

2021 Proxy Statement	5

Why were my Proxy Materials included in the same envelope as other people at my address? How may I obtain an additional copy of the Proxy Materials?

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we deliver a single copy our Proxy Materials to stockholders of record who shares the same address, unless we have received contrary instructions from any stockholder at that address. This practice is designed to eliminate duplicate mailings, conserve natural resources and reduce our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you share an address with another stockholder and receive only a single copy of our Proxy Materials, but would like to request a separate copy of these materials, please contact our mailing agent, Mediant, by calling 1-866-8133 or e-mailing paper@investorelections.com and an additional copy of the materials will be promptly delivered to you. Similarly, if you receive multiple copies of the Proxy Materials but would prefer to receive a single copy in the future, you may also contact Mediant at the above telephone number or address. Beneficial owners should contact their broker, bank or other nominee to request information about householding procedures.

2021 Proxy Statement	6

BOARD AND CORPORATE GOVERNANCE MATTERS

Proposal One: Election of Directors

General

The primary responsibilities of our board of directors are to provide oversight, strategic guidance, counseling and direction to our management. Our board of directors currently consists of seven directors and is divided into three classes of directors that serve staggered three-year terms, currently Class I, with a term expiring in 2021, Class II, with a term expiring in 2022 and Class III, with a term expiring in 2023. At the Annual Meeting, our stockholders will vote on the election of two Class I directors whose terms will expire at our 2024 annual meeting of stockholders. Each of our other current directors will continue to serve as a director until the election and qualification of his or her successor.

The two directors currently serving on our board of directors in Class I, the class whose term of office expires in 2021, have each been nominated by our board of directors, upon the recommendation of our nominating and corporate governance committee, to stand for election at the Annual Meeting: Scott Hutton and John Patience. Mr. Patience has served on our board of directors since June 2008, and as the chairman of the board of directors since September 2020. Each of these two nominees has consented to being named as a nominee in this proxy statement and has agreed to serve, if elected, until our 2024 annual meeting of stockholders and until the election and qualification of his successor.

For more information about each of the director nominees and continuing directors, including information regarding the experience, qualifications, attributes and skills that led to the conclusion that each director should serve as a member of the board of directors, please refer to the section below entitled “Overview of Our Nominees and Continuing Directors.”

Vote Required:	Directors are elected by a plurality of the votes cast by our stockholders at the Annual Meeting. This means that the two nominees receiving the highest number of affirmative votes (from the holders of votes of shares present or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes and “Withheld” votes will have no effect.

Board Recommendation:	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO CLASS I DIRECTOR NOMINEES NAMED ABOVE.

2021 Proxy Statement	7

Overview of Our Nominees and Continuing Directors

The following table and the brief biographies that follow provide information, as of the date of this proxy statement, about each director nominee and each continuing director:

	Age	Position(s)	Director Since	Class	Current Term Expires	Expiration of Term for which Nominated	Independent	Committee Membership*
								AC	CC	NCG

DIRECTOR NOMINEES
Scott Hutton	49	President, Chief Executive Officer and Director	2020	I	2021	2024	No
John Patience	73	Chairman of the Board	2008	I	2021	2024	Yes		X

CONTINUING DIRECTORS
Matthew Strobeck, Ph.D.	48	Director	2012	II	2022	—	Yes	X		Chair
Charles Watts, M.D.	78	Director	2019	II	2022		Yes		X
Jean Franchi	54	Director	2020	III	2023	—	Yes	Chair		X
Hany Massarany	59	Director	2020	III	2023	—	Yes	X	Chair
Jack Schuler	80	Director	2008	III	2023	—	Yes			X

* AC - Audit Committee; CC - Compensation Committee; NCG - Nominating and Corporate Governance Committee

Director Nominees

Class I Directors – Nominees for Election at the Annual Meeting

Scott Hutton has served as our President, Chief Executive Officer and Director since January 2020, and previously held the role of Chief Operating Officer from March 2018 to December 2019. Additionally, Mr. Hutton has served on the board of directors of Eximis Surgical, Inc. since February 2018 and was on the Board of the Colorado BioScience Association from April 2011 to April 2013. Mr. Hutton was an Observer on the board of directors of Aqueduct Critical Care from September 2014 to January 2017, and an Observer on the Board of Visualase, Inc. from October 2012 to July 2014. Mr. Hutton joined Biodesix from Spectranetics Corp (NASDAQ: SPNC), a U.S.-based global leader in vascular intervention and lead management solutions (now part of Royal Philips (NYSE: PHG)), where he served as Senior Vice President and General Manager of the Vascular Intervention division from January 2017 to December 2017. Prior to joining Spectranetics, Mr. Hutton held several positions of increasing responsibility, including Vice President and General Manager, at Medtronic plc (NYSE: MDT), a global healthcare products company and manufacturer of medical devices and supplies, over a period of 16 years. From April 2012 to January 2017, Mr. Hutton was Vice President and General Manager of Neurosurgery, where he oversaw the operations of the approximately $1 Billion Neurosurgery Business Unit. From 2008 to 2012, he grew from Senior Director of Global Marketing to Vice President and Business Leader of the Surgical Navigation and Intra-Operative Imaging Business. Mr. Hutton holds a Bachelor of Arts degree from the College of Health and Human Sciences, Department of Health and Kinesiology at Purdue University. In March 2021, Mr. Hutton was named a Significant Sig by Sigma Chi International Fraternity. In February 2021, Mr. Hutton was named a Top 25 Biotech CEO of 2021 by the Healthcare Technology Report. In January 2021, Mr. Hutton was named 2020 CEO of the Year-USA by CEO Monthly Magazine. In July 2011, Mr. Hutton received the Medtronic Wallin Leadership Award for his focus on talent development, business performance, and his personal and intentional demonstration of leadership.

2021 Proxy Statement	8

We believe that Mr. Hutton is qualified to serve on our board of directors because of his experience in leadership and management roles at our Company, as well as his experience as a board member in the healthcare and medical device industries.

John Patience has served as a Director of the Company since June 2008 and as Chairman of the Board since September 2020. Mr. Patience currently serves as both a Director and Chairman of the board of Accelerate Diagnostics, Inc. (“Accelerate Diagnostics”) (NASDAQ: AXDX) and has served in that capacity since joining the Accelerate Diagnostics’ board in 2012. Mr. Patience served as a director of Ventana Medical Systems, Inc. (“Ventana”), from 1989 and as Vice Chairman from 1999 until Ventana’s acquisition by Roche in 2008. Mr. Patience also served as a director of Stericycle, Inc. (NASDAQ: SRCL) since its founding in 1989 to June 2018. Mr. Patience is a founding partner of Crabtree Partners, a private equity investment partnership in Lake Forest, Illinois. He was also previously a partner of a venture capital investment firm that provided both Ventana and Stericycle, Inc. with early-stage funding. Mr. Patience was also previously a partner at the consulting firm McKinsey & Co., Inc., specializing in health care. Mr. Patience holds a B.A. in Liberal Arts and an L.L.B. from the University of Sydney, Australia, and an M.B.A. from the University of Pennsylvania’s Wharton School of Business.

We believe that Mr. Patience is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of medicine, as well as his experience as a board member and investor in companies in the healthcare industry.

Continuing Directors

Class II Directors – Term Expiring at the 2022 Annual Meeting

Matthew Strobeck, Ph.D. has served as a Director of the Company since January 2012. Dr. Strobeck is currently the Managing Partner of Birchview Capital LP, an investment management company. In addition, Dr. Strobeck is currently a Director of Quidel Corporation (NASDAQ: QDEL), Accelerate Diagnostics (NASDAQ: AXDX), Tepha Inc., and Monteris Medical. Dr. Strobeck received a B.S. from St. Lawrence University, a Ph.D. from the University of Cincinnati, a S.M. from the Harvard University/MIT Health Sciences Technology Program, and a S.M. from the MIT Sloan School of Management.

We believe that Mr. Strobeck is qualified to serve on our board of directors because of his experience in leadership and management roles at medical technology companies, as well as his experience as a board member and investor in the medical technology industry.

Charles Watts, M.D. has served as a Director of the Company since July 2019. Until his retirement, Dr. Watts served as Chief Medical Officer at Northwestern Memorial Hospital and Associate Dean for Clinical Affairs at the Feinberg School of Medicine, Northwestern University from 2001 to 2011. Prior to his tenure at Northwestern, Dr. Watts served as Chief of Clinical Affairs and Associate Dean at the University of Michigan Medical Center. He also previously served as Executive in Residence for the Health Management Academy, as an active faculty member of a nationally based Physician Leadership Program. Dr. Watts served as a Director of Providence Health and Services (Seattle, Washington) from 2012 to 2016 where he chaired the Quality and Patient Safety Improvement Committee, and served as a Trustee of Swedish Health Services until May 2017, when he accepted an appointment as interim Chief Medical Officer, serving in that capacity until June 2019. He currently serves as a Trustee on the Institute for Systems Biology Board and as a director of Accelerate Diagnostics. Dr. Watts received his medical degree from the University of Michigan.

2021 Proxy Statement	9

We believe that Mr. Watts is qualified to serve on our board of directors because of his experience in leadership and management roles in the field of medicine, as well as his experience as a board member in the healthcare industry.

Class III Directors – Term Expiring at the 2023 Annual Meeting

Jean M. Franchi has served as a Director of the Company since April 2020. Ms. Franchi is currently Chief Financial Officer at the Replimune Group, a biotechnology company developing oncolytic immuno-gene therapies. Prior to the Replimune Group, Ms. Franchi was Chief Financial Officer at Merrimack Pharmaceuticals, Inc., a biopharmaceutical company, from 2017 to 2019, Dimension Therapeutics, Inc., a gene therapy company, from 2015 to 2017, and Good Start Genetics, Inc., a molecular genetic information company, from 2012 to 2015. From 1995 to 2011, Ms. Franchi held various positions at Genzyme Corporation, including Senior Vice President of Corporation Finance, Senior Vice President of Business Unit Finance, and Vice President of Finance and Controller, Product Line and International Group. Ms. Franchi currently serves on the boards of directors of Biophytis S.A., Visioneering Technologies, Inc. and Dynacure. Ms. Franchi received her B.A. in Accounting from Hofstra University.

We believe that Ms. Franchi is qualified to serve on our board of directors because of her experience in leadership and management roles in the healthcare industry as well as her experience holding finance-related roles of increasing responsibility.

Hany Massarany has served as a Director of the Company since July 2020. Mr. Massarany was President and Chief Executive Officer of GenMark Diagnostics, Inc. (NASDAQ: GNMK), a provider of multiplex molecular diagnostic solutions, from April 2011 to March 2020. From February 2009 to April 2011, Mr. Massarany served as President at Ventana and Head of Roche Tissue Diagnostics, a division of F. Hoffman-La Roche Ltd. focused on manufacturing instruments and reagents that automate tissue processing and slide staining diagnostics for cancer. From 1999 to 2009, Mr. Massarany held various global leadership positions with Ventana, including Chief Operating Officer, Executive Vice President, Worldwide Operations, Senior Vice President, Corporate Strategy and Development, and Vice President, North American Commercial Operations. Mr. Massarany also held executive management positions with Bayer Diagnostics and Chiron Diagnostics, working in both the Asia Pacific region and the United States. Mr. Massarany served on the board of directors of GenMark Diagnostics, Inc. from May 2011 to February 2020. Mr. Massarany earned a B.S. in Microbiology and Immunology from Monash University in Australia and an M.B.A. from Melbourne University.

We believe that Mr. Massarany is qualified to serve on our board of directors because of his experience in leadership and management roles, and experience as a board member, in the healthcare industry.

Jack Schuler has served as a Director of the Company since June 2008. Mr. Schuler served as a director of Ventana from 1991 and as Chairman of the board from 1995 until Ventana’s acquisition by Roche in 2008. Prior to joining Ventana, Mr. Schuler was President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, which he joined in 1972 and where he held a number of management and marketing positions, also serving as a director from April 1985 to August 1989. Additionally, Mr. Schuler has served as a director of Abbott Laboratories (NYSE:ABT), Medtronic plc (Lead Director) (NYSE: MDT), Stericyle (Chairman) (NASDAQ: SRCL), Chiron Corporation, and Quidel Corporation (NASDAQ: QDEL), and currently serves on the board of directors of Accelerate Diagnostics (NASDAQ: AXDX). Mr. Schuler holds a B.S. in Mechanical Engineering from Tufts University and an M.B.A. from Stanford University Graduate School of Business Administration.

We believe that Mr. Schuler is qualified to serve on our board of directors because of his experience in leadership and management roles in the healthcare industry, as well as his experience as a board member in the healthcare and medical device industries.

2021 Proxy Statement	10

Board Composition

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are John Patience and Scott Hutton, and their terms expire at the Annual Meeting;

•	the Class II directors are Matthew Strobeck and Charles Watts, and their terms will expire at the 2022 annual meeting of stockholders; and

•	the Class III directors will be Jean Franchi, Hany Massarany and Jack Schuler, and their terms will expire at the 2023 annual meeting of stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. Each director’s term continues until the election and qualification of his or her successor, or, if sooner, his or her death, resignation or removal.

Director Independence

Under the listing requirements and rules of Nasdaq Stock Market (“Nasdaq”), independent directors must comprise a majority of our board of directors as a listed company within one year of the closing of our initial public offering.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that Ms. Franchi and Messrs. Massarany, Strobeck, Watts, Schuler and Patience do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable listing requirements and rules of Nasdaq. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Leadership Structure

Our corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and the Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the company. Mr. Patience currently serves as the independent Chairman of our board of directors. Our board of directors believes that separating these positions reinforces the independence of our board of directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our board of directors as a whole.

2021 Proxy Statement	11

Role of our Board of Directors in Risk Oversight

Our board of directors is responsible for overseeing the overall risk management process at Biodesix. The day-to-day responsibility for managing risks and exposures resides with our executive management team while our board of director committees and our board of directors as a whole participate in the oversight process. The risk oversight process includes receiving regular reports from committees and management to enable our board of directors to understand management’s risk assessment and mitigation processes, which includes areas of potential material risk, including long-term strategic and operational planning, strategic biopharmaceutical partnerships, executive development and evaluation, regulatory and legal compliance, information technology (including cybersecurity), financial reporting and internal controls and reputational risk. Our board of directors focuses on the overall risks affecting us, and each of its standing committees has been delegated responsibility for oversight of specific risks that fall within its areas of responsibility. For example:

•

Our audit committee is responsible for overseeing our major financial, legal and regulatory risk exposures, which spans a variety of areas including litigation, regulatory compliance, financial reporting, insurance and cybersecurity. Our audit committee also oversees the steps management has taken to monitor and control such exposures, including guidelines and policies for assessing and managing risk and related compliance efforts.

•

Our nominating and corporate governance committee oversees the management of risks associated with our overall compliance and corporate governance practices and the independence and composition of our board of directors, including monitoring the effectiveness of our corporate governance guidelines and other policies such as our code of conduct and overseeing our environmental and sustainability efforts and progress.

•	Our compensation committee regularly assesses risks arising from our compensation plans, policies and programs, including whether any such plans encourage excessive or inappropriate risk-taking.

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the full board of directors is regularly informed through committee reports about such risks.

Meetings of our Board of Directors

Our board of directors held fifteen (15) meetings during 2020. Each incumbent director attended at least 75% of the aggregate total number of meetings of the board of directors and the committees on which he or she served, held during the portion of 2020 for which he or she was a director or committee member. We encourage our directors to attend our annual meetings of stockholders.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. The charter of each committee is available on our corporate website at www.biodesix.com in the Investors section under “Governance Highlights.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

2021 Proxy Statement	12

Committee Composition and Meetings

The following table provides current membership and 2020 meeting information for each committee of our board of directors:

Name:	Audit Committee	Compensation Committee(1)	Nominating and Corporate Governance Committee(1)
Jean Franchi	Chair		X
Hany Massarany	X	Chair
John Patience		X
Jack Schuler			X
Matthew Strobeck, Ph.D.	X		Chair
Charles Watts, M.D.		X
Total meetings held in 2020	3	-	-

(1)

During 2020, our compensation committee and nominating and corporate governance committee did not meet; governance matters (including in connection with our initial public offering) were considered by our full board of directors.

Audit Committee

Our audit committee consists of Ms. Franchi and Messrs. Massarany and Strobeck, each of whom our board of directors has determined satisfies the independence requirements under Nasdaq listing rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is Ms. Franchi, whom our board of directors has determined is an “audit committee financial expert” within the meaning of the SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of her or his employment in the corporate finance sector. The functions of this committee include:

•	helping our board of directors oversee our corporate accounting and financial reporting processes;

•	reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures;

•	assisting with design and implementation of our risk assessment functions;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm and deciding whether to retain its services;

•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing related-party transactions;

•	approving, or as permitted, pre-approving, audit and permissible non-audit services to be performed by our independent registered public accounting firm; and

2021 Proxy Statement	13

•	reviewing and assessing, at least annually, the performance of the audit committee and adequacy of its charter.

Compensation Committee

Our compensation committee consists of Messrs. Massarany, Patience and Watts, and the chair of our compensation committee is Mr. Massarany. Our board of directors has determined that each of Messrs. Massarany, Patience and Watts is independent under the Nasdaq listing rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of this committee include:

•	reviewing, modifying and overseeing overall compensation strategy and policies;

•	reviewing and approving the compensation and other terms of employment of our chief executive officer, other executive officers and senior management, as appropriate;

•	reviewing and approving the compensation arrangements with our executive officers and other senior management, as appropriate;

•	reviewing and recommending to the full board of directors the compensation of our directors;

•	appointing and overseeing the work of compensation consultants, legal counsel or any other advisors and consultants engaged for the purpose of advising the compensation committee;

•

reviewing, recommending to the full board of directors, as appropriate, and administering equity award plans, compensation plans and similar programs, as well as modification or termination of plans and programs;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing and evaluating with the chief executive officer and the full board of directors the succession plans for our executive officers; and

•	reviewing and assessing, at least annually, the performance of the compensation committee and the adequacy of its charter.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently, or has been at any time during 2020, one of our officers or employees. None of our executive officers currently serve, or has served during 2020, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Franchi and Messrs. Strobeck and Schuler, and the chair of our nominating and corporate governance committee is Mr. Strobeck. Our board of directors has determined that Ms. Franchi and Messrs. Strobeck and Schuler are independent under the applicable listing standards. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;

2021 Proxy Statement	14

•	identifying, evaluating, nominating and recommending individuals for membership on our board of directors;

•

reviewing with our chief executive officer the plans for succession to the offices of our executive officers and make recommendations to our board of directors with respect to the selection of appropriate individuals to succeed to these positions;

•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and

•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Director Nomination Process

Selection and Nomination Process

Our board of directors is responsible for nominating members for election to our board of directors by our stockholders at our annual meetings of stockholders. Whenever a vacancy occurs on our board of directors, whether due to a newly created director position or the death, resignation, removal or retirement of an existing director, our board of directors is authorized to select a person to fill the vacancy to serve as a director until the annual meeting of stockholders at which the director’s term expires and until the election and qualification of his or her successor or, if sooner, his or her death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Criteria for Board Membership

The board of directors and the nominating and corporate governance committee will determine the appropriate characteristics, skills and experience for the board of directors as a whole and for its individual members. The board of directors and the nominating and corporate governance committee will consider the minimum general criteria set forth below, and may add any specific additional criteria with respect to specific searches, in selecting candidates and existing directors for service on the board of directors. An acceptable candidate may not fully satisfy all of the criteria, but is expected to satisfy nearly all of them. While the nominating and corporate governance committee does not have a formal policy in this regard, the diversity of the board of the directors is a consideration in evaluating candidates for director positions, among others.

The board of directors and the nominating and corporate governance committee believe that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. In considering candidates, the board of directors and the nominating and corporate governance committee intend to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders.

The board of directors and the nominating and corporate governance committee review candidates for director nomination in the context of the current composition of the board of directors, the operating requirements of the Company and the long-term interests of our stockholders. In conducting this assessment, the board of directors and the nominating and corporate governance committee consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the board of directors and the Company to

2021 Proxy Statement	15

maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the board of directors and the nominating and corporate governance committee review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the board of directors and the nominating and corporate governance committee also determine whether the nominee must be independent for purposes of any stock exchange on which any of the Company’s capital stock is listed.

Stockholder Recommendations and Nominations

Stockholders who wish to recommend candidates may contact the nominating and corporate governance committee in the manner described below under “Board and Corporate Governance Matters—Stockholder Communications with our Board of Directors.” Stockholder nominations must be made according to the procedures required under our bylaws and described in this proxy statement under the heading “Additional Information—Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders.” Stockholder-recommended candidates and stockholder nominees whose nominations comply with these procedures will be evaluated by our nominating and corporate governance committee in the same manner as other nominees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions), and directors. The full text of our Code of Conduct is posted on our website at www.biodesix.com. We intend to disclose future amendments to certain provisions of our Code of Conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above. Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Corporate Governance Guidelines

We have adopted written corporate governance guidelines which provide the framework for our corporate governance, along with our amended and restated certificate of incorporation, amended and restated bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a range of topics including, but not limited to, board composition, independence and selection of directors, board membership criteria, conduct of board meetings, board committee composition and functions, board assessment, director compensation and succession planning. Our corporate governance guidelines will be reviewed at least annually by our nominating and corporate governance committee and any proposed changes will be recommended to our full board of directors for approval. A copy of our corporate governance guidelines is available on our corporate website at www.biodesix.com in the Investor section under “Governance Highlights.” Reference to our website does not constitute incorporation by reference of the information contained at or accessible through our website into this proxy statement.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in hedging transactions or other inherently speculative transactions with respect to Company securities, such as short sales or transactions in put or call options. Our directors, executive officers and other employees are also prohibited from holding Company securities in a margin account or pledging company securities as collateral for a loan.

2021 Proxy Statement	16

Stockholder Communications with our Board of Directors

Any stockholder or other interested party who wishes to communicate with our board of directors or any individual director may send written communications to our board of directors or such director c/o Corporate Secretary, Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, CO 80301. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders and will forward such communications to the appropriate director or directors, or committee of our board of directors, based on the subject matter. Communications that are deemed inappropriate (such as communications that are commercial or frivolous in nature) will not be forwarded. In addition, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will not be forwarded.

Certain Relationships and Related-Party Transactions

The following is a summary of the transactions since January 1, 2019 to which we have been a participant in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, director nominees, executive officers, or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest, with certain exceptions, other than compensation arrangements, which are under the section of this proxy statement captioned “Executive Compensation.”

Preferred Stock Financings

We previously issued convertible preferred stock from time to time to fund our operations and to make acquisitions. In February and March 2019, we issued 8,695,621 shares of Series H Preferred Stock at $1.15 per share for total cash proceeds of $10.0 million.

Immediately prior to our initial public offering, we had issued 118,766,273 convertible preferred shares. On October 27, 2020, upon closing of our initial public offering, each outstanding share of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock automatically converted into 0.1684664 share of common stock; and each share of Series B-1 Preferred Stock automatically converted into 0.196 shares of common stock. In the aggregate, all series of preferred stock were converted into 20,090,745 shares of common stock. As a result, as of December 31, 2020 there are no longer any series of convertible preferred stock outstanding.

Convertible Debt Financings

In March 2020, we issued $10.0 million in convertible debt (the “March 2020 Notes”) that was scheduled to mature in August 2020. In August 2020, the maturity date of this debt was extended to June 30, 2021. The March 2020 Notes were issued in two tranches of $5 million, with the first tranche being funded in March 2020 and the second tranche in June 2020. The holders of the March 2020 Notes included a number of our directors and their affiliates.

In December 2019, we issued $6.0 million in convertible debt (the “December 2019 Notes”), that were scheduled to mature in August 2020. In August 2020, the maturity date of this debt was extended to June 30, 2021. The December 2019 Notes were issued in two tranches of $3.0 million, with the first tranche funded in December 2019. The second tranche was funded in February 2020. The holders of the December 2019 Notes included a number of our directors and their affiliates.

In August and September 2019 we issued $10.0 million in convertible debt (the “August 2019 Notes”) that was scheduled to mature in August 2020. In August 2020, the maturity date of this debt was extended to June 30, 2021. The holders of the August 2019 Notes included a number of our directors and their affiliates.

Our convertible debt, along with the related accrued interest, was automatically converted to 1,848,280 shares of our common stock upon the completion of our initial public offering in October 2020.

2021 Proxy Statement	17

Investor Rights Agreement

In October 2018, we entered into an amended and restated investor rights agreement (“IRA”) with certain holders of our preferred stock and common stock, including certain holders of 5% of our capital stock, and including certain members of, and affiliates of, our directors and certain of our executive officers. The IRA provides the holders of our preferred stock with certain registration rights. After the closing of our initial public offering, the holders of 20,090,745 shares of common stock issuable from conversion of outstanding preferred stock, became entitled to rights with respect to the registration of their shares of common stock under the Securities Act under this agreement.

Contingent Value Rights Agreement

In February 2016, we entered into a contingent value rights agreement (“CVR Agreement”) with certain holders of our preferred and common stock, including several members of our board of directors. Pursuant to the CVR Agreement, the holders would be eligible to receive in the aggregate up to 15% of any future income and proceeds that we would receive, subject to a number of conditions and offsets, with respect to ficlatuzumab rights under our co-development and collaboration agreement with AVEO Pharmaceuticals, Inc.

Stock Options

As of December 31, 2020, options to purchase an aggregate of 229,978 shares of common stock were outstanding under our 2006 Incentive Plan. As of December 31, 2020, options to purchase an aggregate of 2,091,590 shares of common stock were outstanding under our 2016 Incentive Plan. For additional information regarding the terms of these plans, see the section titled “Executive Compensation—Equity Plan Information.”

Participation in Initial Public Offering

Messrs. Patience, Schuler and Strobeck, members of our board of directors, purchased 391,110 shares of common stock from the underwriters in our initial public offering at the initial public offering price per share of $18.00.

Participation in Initial Public Offering Directed Share Program

Messrs. Hutton, Massarany and Watts, members of our board of directors, purchased 15,000 shares of common stock through our Directed Share Program in our initial public offering at the initial public offering price per share of $18.00.

Indemnification of Directors and Executive Officers

We have entered into indemnification agreements with each of our directors and executive officers in connection with our initial public offering. The indemnification agreements and our bylaws will require us to indemnify our directors against certain liabilities, costs and expenses to the fullest extent not prohibited by DGCL, and have purchased directors’ and officers’ liability insurance. Subject to very limited exceptions, our bylaws will also require us to advance expenses incurred by our directors and officers.

Policies and Procedures for Related-Party Transactions

Our audit committee has the primary responsibility for the review, approval and oversight of any “related-party transaction,” which is any transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we are, were or will be a participant and the amount involved exceeds $120,000, and in which the related person has, had or will have a direct or indirect material interest. We adopted a written related-party transaction policy effective October 2020. Under our related-party transaction policy, our management is required to submit any related-party transaction not previously approved or ratified by our audit committee to our audit committee. In approving or rejecting the proposed transactions, our audit committee takes into account all of the relevant facts and circumstances available. All of the transactions described in this section, except for certain equity award grants, occurred prior to the adoption of this policy.

2021 Proxy Statement	18

DIRECTOR COMPENSATION

Non-Employee Director Compensation Policy

During the year ended December 31, 2020, none of our non-employee directors received retainers or other cash payments with respect to service on our board of directors or any of its committees. We plan to adopt a formal non-employee director compensation program. For 2021, we have not granted any stock awards, option awards or other equity awards to our non-employee directors at the time of this filing.

2020 Director Compensation Table

The following table sets forth information for the fiscal year ended December 31, 2020 regarding the compensation awarded to, earned by or paid to our non-employee directors. The only compensation received by our non-employee directors was in the form of restricted stock units (“RSUs”) and option awards. Mr. Hutton, our Chief Executive Officer, does not receive any separate compensation for his service on our board of directors.

In respect of 2020 service, Messrs. Patience, Schuler, Strobeck and Watts each received stock options representing the right to purchase 35,157 shares of our common stock. Ms. Franchi joined the board of directors in April 2020 and Mr. Massarany joined the board of directors in July 2020. The board of directors granted each of Ms. Franchi and Mr. Massarany a new member equity award of 26,368 RSUs and an option award for their terms beginning April 1, 2020 and July 1, 2020, respectively, upon availability from the stock option pool.

	Stock Awards	Option Awards	Total
Name	($)(1)	($)(2)	($)
Jean Franchi	20,348	5,244	25,592
Hany Massarany	20,348	6,468	26,816
John Patience	—	6,468	6,468
Jack Schuler	—	6,468	6,468
Matthew Strobeck, Ph.D	—	6,468	6,468
Charles M. Watts, M.D	—	6,468	6,468

(1)

The amounts reported represent the aggregate grant date fair market value of the RSUs, calculated in accordance with FASB ASC Topic 718 based on the assumption that the value of each RSU was equal to $0.77.

(2)

The amounts reported represent the aggregate grant date fair market value of the stock options calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 14 of our audited financial statements included in the 2020 Form 10-K Report under “Item 8. Financial Statements and Supplementary Data” for the year ended December 31, 2020. These amounts do not correspond to the actual value that may be recognized by the non-employee directors upon exercise of the applicable awards.

2021 Proxy Statement	19

EXECUTIVE COMPENSATION

The following is a discussion of compensation arrangements of our named executive officers. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled back disclosure requirements applicable to emerging growth companies. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of either the compensation of our named executive officers or the frequency with which such votes must be conducted.

Overview

This section provides a discussion of the compensation paid or awarded to our Chief Executive Officer and our two other most highly compensated executive officers as of December 31, 2020. We refer to these individuals as our “named executive officers.” For 2020, our named executive officers were:

•	Scott Hutton, President and Chief Executive Officer;

•	Robin Harper Cowie, Chief Financial Officer, Secretary and Treasurer; and

•	Kieran O’Kane, Chief Commercial Officer.

Our executive compensation program is intended to align executive compensation with our performance objectives and business strategy and to enable us to attract, motivate, retain and reward executive officers who operate in a highly competitive and technologically challenging environment and whose contributions are critical to our long-term success. The compensation paid or awarded to our executive officers is generally based on the assessment of each individual’s performance compared against the business objectives established for the fiscal year as well as our historical compensation practices. The compensation paid to newly hired executive officers is primarily determined based on the negotiations of the parties as well as our historical compensation practices, and we seek fairness in total compensation paid to our executive officers. As a result, we benchmark executive compensation against external and internal comparisons and look at the relationship between team member roles in the organization to determine appropriate compensation. For the year ended December 31, 2020, the material elements of our executive compensation program were base salary, annual cash bonus and equity awards in the form of stock options.

Performance-based, at risk and variable compensation in the form of annual cash bonuses and equity-based compensation is a significant portion of the overall compensation paid to each named executive officer. Our annual cash bonuses and performance-based stock options are earned or vest only upon the achievement of certain performance metrics. In addition, the value received from stock options (if any) depends on our stock price.

We expect that our executive compensation program will continue to evolve to reflect our recent status as a publicly-traded company, while still supporting our overall business and compensation objectives. The compensation committee of our board of directors oversees our executive compensation program. In addition, during the year ended December 31, 2020, the compensation committee retained an independent executive compensation consultant to advise us on the elements of our executive compensation program.

2021 Proxy Statement	20

Compensation of Named Executive Officers

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our named executive officers are designed to reflect each executive officer’s scope of responsibility and accountability to us. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts received by each named executive officer during the years ended December 31, 2019 and December 31, 2020.

The 2020 annual base salaries in effect for Mr. Hutton and Ms. Harper Cowie through October 31, 2020 were $350,000 and $265,000, respectively, and as set forth in their offer letter agreements which are further described below, increased to $425,000 and $290,000, respectively, on November 1, 2020 following our initial public offering.

The 2020 annual base salary in effect for Mr. O’Kane was $232,000 through February 28, 2020 and $240,000 effective March 1, 2020 for the remainder of the fiscal year.

Effective March 1, 2021, our board of directors approved increases in Mr. Hutton’s, Ms. Harper Cowie’s and Mr. O’Kane’s annual base salaries to $515,000, $330,000 and $275,000, respectively. The March 2021 increases were set based on advice from the independent compensation consultant and were intended to ensure competitiveness when compared with public company base salaries for companies of commensurate size and complexity.

Annual Cash Bonuses

We provide our senior leadership team with short-term incentive compensation through an annual cash bonus program. Annual bonus compensation holds executives accountable, rewards the executives based on actual business results and helps create a “pay for performance” culture. Our annual cash bonus program provides cash incentive award opportunities based on the achievement of performance goals approved by our compensation committee at the beginning of each fiscal year.

Generally, our compensation committee establishes a Company-based performance metric as a threshold vesting criterion for any payouts for a particular annual bonus period. In determining bonus payouts, if any, the performance of our named executive officers with respect to individual performance goals established at the beginning of the applicable year is only considered if that metric is met or exceeded. For 2020, the compensation committee determined that the Company’s revenue would be the applicable Company-based metric, and at year end, measured actual revenue against targeted revenue, determined in accordance with U.S. GAAP.

Mr. Hutton’s 2020 bonus target as a percentage of his annual base salary was 50% through October 31, 2020 and 100% from November 1, 2020 through the fiscal year end. Ms. Harper Cowie’s 2020 bonus target as a percentage of her annual base salary was 50% for the entire fiscal year. Mr. O’Kane’s 2020 bonus target as a percentage of his annual base salary was 20% through February 28, 2020 and 40% from March 1, 2020 through the fiscal year end. Based on our 2020 performance, our compensation committee determined, and our board of directors approved, payouts under our annual cash bonus program equal to approximately 150% of the target bonus opportunity.

The Company’s bonus-to options program permits eligible executives, including each of our named executive officers, to elect to receive a portion of the annual bonus earned during a particular year in the form of an option award (“bonus-to-options awards”), subject to certain limitations on the total number of bonus-to-options awards that may be granted for a year. The bonus-to-option awards, if any, are fully vested at grant and have an exercise price equal to the fair market value of our common stock on grant date. The bonus-to-options program reflects our commitment to a “pay for performance” philosophy and further aligns our executive compensation program with the long-term interests of our stockholders because an executive who participates foregoes a portion of his or her annual cash bonus in exchange for an option award that will be valuable only if the stock price increases.

2021 Proxy Statement	21

Pursuant to each named executive officers’ elections made in 2019, Mr. Hutton, Ms. Harper Cowie and Mr. O’Kane each received portions of their respective annual bonuses in the form of a bonus-to-options award instead of in cash. The number of shares of the Company’s common stock subject to each bonus-to-options award was determined by multiplying the cash value of the bonus election to be received in the form of an option award by four, and then dividing the product of that calculation by $8.38 (the Company’s average share price during 2020, calculated based on (i) for January 1, 2020 through October 27, 2020, the then current value per share of preferred stock, as adjusted to take into account the reverse stock split that occurred in 2020, and (ii) for October 28, 2020 through December 31, 2020, the closing price of our publicly traded common stock). This methodology represents an equitable adjustment by the board of directors of the formula under the bonus-to-options program to take into account the impact of our initial public offering on our securities and prevent the dilution or enlargement of rights under the program. Accordingly, each of Mr. Hutton, Ms. Harper Cowie and Mr. O’Kane received a payout under the 2020 annual cash bonus program in cash and a bonus-to-options award, as illustrated below:

Name	Incentive Cash Payout	Shares Subject to Bonus- to-Option Award
Scott Hutton	$167,636	75,195
Robin Harper Cowie	$104,077	46,685
Kieran O’Kane	$68,142	30,566

Equity Awards

To further align the interests of our executive officers with the interests of our stockholders and to further focus our executive officers on our long-term performance, we have historically granted equity compensation in the form of stock options.

In the year ended December 31, 2020, the board of directors awarded Mr. Hutton, Ms. Harper Cowie and Mr. O’Kane stock options (“time-vested options”) representing the right to purchase 151,617, 30,323, and 26,953 shares of our common stock, respectively, on a five-year vesting schedule. The 2020 time-vested options vest in a series of 60 successive, equal monthly installments measured from the vesting commencement date, subject to continued service through the applicable vesting date.

In the year ended December 31, 2019, the board of directors awarded Mr. Hutton and Ms. Harper Cowie time-vested options representing the right to purchase 42,116 and 35,377 shares of our common stock, respectively, also on a five- year vesting schedule. Mr. O’Kane was not a named executive officer for fiscal 2019. Under the original terms of the 2019 time-vested options granted to Mr. Hutton and Ms. Harper Cowie, two fifths of the time-vested options would have vested on the second anniversary of the vesting commencement date, with the remaining balance vesting in a series of 36 successive equal monthly installments measured from the second anniversary of the vesting commencement date, subject to the award recipient’s continued service through the applicable vesting date. In September 2020, the board of directors amended the 2019 time-vested options such that 21/60 of the time-vested options vested on the date that was 21 months after the vesting commencement date, with the remaining balance vesting in a series of 39 successive equal monthly installments measured from such date, subject to the award recipient’s continued service through the applicable vesting date.

In the year ended December 31, 2019, the board of directors also awarded Mr. Hutton and Ms. Harper Cowie performance-based stock options (“performance-vested options”) representing the right to purchase 25,269, and 17,688 shares of our common stock, respectively, on a three-year vesting schedule subject to the achievement of applicable performance criteria. One third of these performance-vested options vest after each of the first (2019 tranche), second (2020 tranche) and third (2021 tranche) anniversaries of the vesting commencement date, subject to the Company’s achievement of recognized revenue of at least $31 million, $67 million and $134 million for the years ended December 31, 2019, 2020 and 2021, respectively.

Mr. O’Kane did not become eligible for a grant of performance-vested options until April 2020, at which time he was granted stock options representing the right to purchase 8,423 shares of our common stock. One half of the performance-vested options granted to Mr. O’Kane vest after each of the first (2020 tranche) and second

2021 Proxy Statement	22

(2021 tranche) anniversaries of the vesting commencement date, subject to the achievement of the same performance criteria described above for the 2020 and 2021 tranches of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested options.

The board of directors has sole discretion to determine if the performance hurdles are met and to determine the vesting date, and shall make such determinations within 90 days after the end of the applicable fiscal year. In September 2020, and in light of the impact of the COVID-19 pandemic on the Company’s operations and other considerations, the board of directors amended the performance-vested options to adjust the performance hurdles for the 2020 tranche and the 2021 tranche to $28.6 million and $51.5 million, respectively. At the time of such amendment, the Board believed that the achievement of the amended performance hurdles remained uncertain, and struck the appropriate balance of ambitious and attainable.

The board of directors retains ultimate discretion to determine whether such performance hurdles have been met. For the 2019 tranche, the board of directors determined that the performance hurdles were not met and, consistent with our pay for performance philosophy, one third of each of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested option award was therefore cancelled. For the 2020 tranche, the board of directors determined that the performance hurdles were met and one third of each of Mr. Hutton’s and Ms. Harper Cowie’s and one half of Mr. O’Kane’s performance-vested option award became fully vested and exercisable.

In addition, the compensation committee awarded Mr. Hutton, Ms. Harper Cowie and Mr. O’Kane bonus-to-options awards representing the right to purchase 75,195, 46,685 and 30,566 shares of our common stock, respectively. Such awards relate to achievement of performance metrics under the 2020 annual cash bonus program as determined in February of 2021, at which time the bonus-to-options awards were approved. See the section titled “Annual Cash Bonuses,” above.

Please see “Outstanding Equity Awards at Fiscal 2020 Year-End” below for a summary of the outstanding equity awards held by each of the named executive officers as of 2020 year-end.

Discretionary Bonus

Mr. O’Kane was awarded a discretionary Excellence Award during 2020, which is a recognition award presented annually to selected team members for excellence in contributions to the Company. As an award recipient, Mr. O’Kane received a cash bonus of $2,000.

2021 Proxy Statement	23

2020 Summary Compensation Table

The following table shows information regarding the compensation of our named executive officers for services performed during the years ended December 31, 2020 and 2019.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)(4)		All Other Compensation ($)(5)	Total ($)

Scott Hutton President and Chief Executive Officer	2020	364,175	—		1,051,652	167,636	(6)	71	1,583,534
	2019	298,475	—		38,285	—			336,760

Robin Harper Cowie Chief Financial Officer, Secretary and Treasurer	2020	271,017	—		621,247	104,077	(7)	143	996,484
	2019	263,525	—		30,150	—			293,675

Kieran O’Kane Chief Commercial Officer(8)	2020	239,000	2,000	(9)	414,453	68,142	(10)	917	724,512

(1)	The amounts disclosed represent the dollar value of base salary earned by the named executive officer as of December 31 of each applicable fiscal year.
(2)

The amounts disclosed represent the aggregate grant date fair value of the award or an estimate of the grant date fair value of bonus-to-options awards as calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the award disclosed in this column are set forth in Note 14 of our audited financial statements included in the 2020 Form 10-K Report “Item 8. Financial Statements and Supplementary Data” for the year ended December 31, 2020. For the bonus-to-options awards, the estimated grant date fair value was used to correspond to the treatment of such expense under U.S. GAAP in the 2020 Form 10-K Report, as the service inception period precedes the grant date. These amounts do not correspond to the actual value that may be realized by the named executive officers upon vesting or exercise of the applicable awards.

(3)

Based on our 2020 performance measured against the Company’s amended net revenue objectives, our compensation committee determined that the Company had overachieved and the board of directors therefore approved payouts under the 2020 annual cash bonus program at a 150% achievement level. The Non-Equity Incentive Plan Compensation listed for each named executive officer represents the annual cash bonus award for the 2020 fiscal year after taking into consideration the election of each individual to participate in the bonus-to-options program.

(4)	Based on our 2019 performance measured against Company objectives, our compensation committee determined not to award payouts under the 2019 annual cash bonus program.
(5)	The amounts disclosed represent the tax gross-up received by each named executive officer as of December 31 of each applicable fiscal year.
(6)

At a 150% achievement level, Mr. Hutton was entitled to a payout under the 2020 annual cash bonus program of $325,171. However, Mr. Hutton elected to receive a portion of his 2020 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Mr. Hutton’s election and the terms of the bonus-to-options program, Mr. Hutton received a cash payment of $167,636 in respect of his 2020 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 75,195 shares of our common stock, the value of which is reflected in the “Option Awards” column.

2021 Proxy Statement	24

(7)

At a 150% achievement level, Ms. Harper Cowie was entitled to a payout under the 2020 annual cash bonus program of $201,884. However, Ms. Harper Cowie elected to receive a portion of her 2020 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Ms. Harper Cowie’s election and the terms of the bonus-to-options program, Ms. Harper Cowie received a cash payment of $104,077 in respect of her 2020 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 46,685 shares of our common stock, the value of which is reflected in the “Option Awards” column.

(8)	Mr. O’Kane was not a named executive officer for fiscal 2019.
(9)	Mr. O’Kane was awarded a discretionary Excellence Award during 2020 equal to $2,000.
(10)

At a 150% achievement level, Mr. O’Kane was entitled to a payout under the 2020 annual cash bonus program of $132,178. However, Mr. O’Kane elected to receive a portion of his 2020 annual cash bonus in the form of an option award under the bonus-to-options program. In accordance with Mr. O’Kane’s election and the terms of the bonus-to-options program, Mr. O’Kane received a cash payment of $68,142 in respect of his 2020 annual cash bonus, as reflected in this column, and in place of the remaining amount, received an option award representing the right to purchase 30,566 shares of our common stock, the value of which is reflected in the “Option Awards” column.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table presents information regarding the outstanding equity awards held by each of the named executive officers as of December 31, 2020. As of the year ended December 31, 2020, none of the named executive officers held any outstanding RSUs or stock awards other than options.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Scott Hutton	4/4/2018	46,326	37,905(3)	–	0.42	4/3/2028
	3/22/2019	16,143	25,972(2)	16,846(4)	0.77	12/31/2028
	4/15/2020	27,797	123,820(1)	–	0.77	4/14/2030
Robin Harper Cowie	4/22/2011	2,526	–	–	2.62	4/21/2021
	2/4/2014	10,107	–	–	4.40	2/3/2024
	4/8/2015	6,738	–	–	4.40	4/7/2025
	4/7/2016	42,960	589(1)	–	0.84	4/6/2026
	5/16/2017	13,206	3,640(1)	–	0.42	5/15/2027
	4/4/2018	12,285	8,772(1)	–	0.42	4/3/2028
	3/22/2019	13,557	21,820(2)	11,792(4)	0.77	12/31/2028
	4/15/2020	5,566	24,757(1)	–	0.77	4/14/2030
Kieran O’Kane	4/4/2018	7,157	5,477(3)	–	0.42	4/3/2028
	3/22/2019	4,853	7,781(1)	–	0.77	12/31/2028
	4/15/2020	4,924	22,029(1)	8,423(4)	0.77	4/14/2030

(1)	These stock options vest in a series of 60 successive, equal monthly installments measured from the vesting commencement date.
(2)

Two fifths of these time-vested options vest on the second anniversary of the vesting commencement date, with the remaining balance vesting in a series of 36 successive equal monthly installments measured from the second anniversary of the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date. In September 2020, the board of directors amended these time-vested options such that 21/60 of the time-vested options vest on the date that is 21 months after the

2021 Proxy Statement	25

vesting commencement date, with the remaining balance vesting in a series of 39 successive equal monthly installments measured from such date, subject to the award recipient’s continued employment through the applicable vesting date.
(3)

Two fifths of these time-vested options vest on the second anniversary of the vesting commencement date, with the remaining balance vesting in a series of 36 successive equal monthly installments measured from the second anniversary of the vesting commencement date, subject to the award recipient’s continued employment through the applicable vesting date.

(4)

In the year ended December 31, 2019, the board of directors awarded Mr. Hutton and Ms. Harper Cowie performance-vested options representing the right to purchase 25,269 and 17,688 shares of our common stock, respectively. One third of these performance-vested options vest (or could have vested) after each of the first, second and third anniversaries of the vesting commencement date, subject to the Company’s achievement of recognized revenue of at least $31 million, $67 million and $134 million for the years ended December 31, 2019, 2020 and 2021, respectively. Mr. O’Kane did not become eligible to receive an award of performance-vested options until April 2020, at which time he was granted stock options representing the right to purchase 8,423 shares of our common stock. One half of the performance-vested options granted to Mr. O’Kane vest after each of the first and second anniversaries of the vesting commencement date, subject to the achievement of the same performance criteria described above for the 2020 and 2021 tranches of Mr. Hutton’s and Ms. Harper Cowie’s performance-vested options. The board of directors has sole discretion to determine if the performance hurdles are met and to determine the vesting date, and shall make such determinations within 90 days after the end of the applicable fiscal year. For the 2019 tranche, the board of directors determined that the performance hurdle was not met. As a result, one third of each of Mr. Hutton’s and Ms. Harper Cowie’s awards were cancelled, and two thirds of each of Mr. Hutton’s and Ms. Harper Cowie’s awards remained outstanding. In addition, in September 2020 and in light of the impact of the COVID-19 pandemic on the Company’s operations and other considerations, the board of directors amended the performance-vested options to adjust the performance hurdles for the 2020 tranche and the 2021 tranche to $28.6 million and $51.5 million, respectively. For the 2020 tranche, the board of directors determined that the 2020 performance hurdles were met and one third of each of Mr. Hutton’s and Ms. Harper Cowie’s and one half of Mr. O’Kane’s performance-vested option award became fully vested and exercisable.

Additional Matters

Hutton Offer Letters

Mr. Hutton and the Company entered into an offer letter agreement, dated as of February 23, 2020 (the “2020 Hutton Offer Letter”). Under the terms of the 2020 Hutton Offer Letter, effective January 1, 2020, Mr. Hutton’s base salary was raised to $350,000 annually. Effective November 2020, Mr. Hutton’s base salary was further adjusted to $425,000 annually, and he became eligible to receive a bonus of up to 100% of his base salary.

In addition, Mr. Hutton is entitled to certain severance benefits in the event that his employment with the Company is terminated without Cause, as defined in Mr. Hutton’s offer letter agreement with the Company dated as of February 8, 2018 (the “2018 Hutton Offer Letter”), including but not limited to a termination following a change in control or, following a change in control, a successor’s failure to assume the terms and conditions of the 2018 Hutton Offer Letter as it relates to Mr. Hutton’s salary, duties and responsibilities or severance provisions. The severance benefits consist of (i) base salary continuation for a period of 12 months following the effective date of a general release of claims, less standard deductions and withholdings, and (ii) if Mr. Hutton timely elects healthcare continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a period starting on Mr. Hutton’s termination date and ending 12 months thereafter, subject to earlier termination if Mr. Hutton becomes eligible for health coverage from a subsequent employer, or if Mr. Hutton ceases to be eligible for COBRA continuation for any reason including plan termination. In order to receive the severance benefits, Mr. Hutton is required to execute and allow to become effective a release of all claims in favor of the Company, which becomes irrevocable and to be in continued compliance with any cooperation, non-disparagement or confidentiality provisions contained therein and with obligations under the Company’s Confidentiality and Inventions Assignment Agreement, including non-solicit provisions thereof.

2021 Proxy Statement	26

Pursuant to the 2018 Hutton Offer Letter, in the event Mr. Hutton resigned, or if his employment was terminated by the Company for Cause or due to death or disability, Mr. Hutton would be entitled to any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of Mr. Hutton’s last day of employment, and, if applicable, all accrued but unused vacation. Any unvested stock options or other equity awards would cease to vest and be forfeited on Mr. Hutton’s last day of employment. In the event that Mr. Hutton’s employment is terminated by the Company without Cause, as defined in the 2020 Hutton Offer Letter, he would be entitled to the same severance benefits as provided for under the 2018 Hutton Offer Letter, plus an additional payout of target bonus previously established by the compensation committee. Furthermore, any change in control which results in a change of position will trigger the accelerated vesting of 100% of all unvested and then outstanding options held by Mr. Hutton.

Effective March 1, 2021, our board of directors approved an increase in Mr. Hutton’s base salary to $515,000 to reward him at a level that is commensurate with public company peers and to provide incentives that properly reflect his current duties and responsibilities.

Harper Cowie Offer Letters

Ms. Harper Cowie and the Company entered into an offer letter agreement, dated as of February 23, 2020 (the “2020 Harper Cowie Offer Letter”). Under the terms of the 2020 Harper Cowie Offer Letter, Ms. Harper Cowie is entitled to a base salary of $290,000 annually effective November 2020, and she is eligible to receive a bonus of up to 50% of her base salary after approval from the compensation committee and board of directors that relevant objectives have been achieved. In addition, Ms. Harper Cowie is entitled to certain severance benefits in the event that her employment with the Company is terminated without Cause, as defined in the 2020 Harper Cowie Offer Letter, including but not limited to a termination following a change in control. The severance benefits consist of (i) base salary continuation for a period of six months following the effective date of a general release of claims, less standard deductions and withholdings, and (ii) if Ms. Harper Cowie timely elects healthcare continuation coverage under COBRA, Company-paid COBRA premiums (including in respect of coverage for eligible dependents) for a period starting on Ms. Harper Cowie’s termination date and ending 12 months thereafter, subject to earlier termination if Ms. Harper Cowie becomes eligible for health coverage from a subsequent employer, or if Ms. Harper Cowie ceases to be eligible for COBRA continuation for any reason including plan termination. Any change in control which results in a change of position for Ms. Harper Cowie also results in accelerated vesting of 100% of all unvested and then outstanding options held by Ms. Harper Cowie. In order to receive the severance benefits, Ms. Harper Cowie is required to execute a release of all claims in favor of the Company which becomes irrevocable, and to be in continued compliance with cooperation, non-disparagement or confidentiality provisions contained therein and with obligations under the Company’s Confidentiality and Inventions Assignment Agreement, including non-solicit provisions thereof.

Pursuant to the 2020 Harper Cowie Offer Letter, in the event Ms. Harper Cowie resigns, or if her employment is terminated by the Company for Cause or due to death or disability, Ms. Harper Cowie would be entitled to any salary earned but unpaid prior to such termination, any reimbursable business expenses that were incurred but not reimbursed as of Ms. Harper Cowie’s last day of employment, and, if applicable, all accrued but unused vacation. Any unvested stock options or other equity awards shall cease to vest and be forfeited on Ms. Harper Cowie’s last day of employment.

Effective March 1, 2021, our board of directors approved an increase in Ms. Harper Cowie’s base salary to $330,000 to reward her at a level that is commensurate with public company peers and to provide incentives that properly reflect her current duties and responsibilities.

401(k) Plan

The Company participates in a multiple employer tax-qualified 401(k) savings plan which allows participants to defer eligible compensation up to the maximum amount allowed under Internal Revenue Service guidelines. The Company does not currently make any discretionary or employer matching contributions under the plan.

2021 Proxy Statement	27

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 1, 2021:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and therefore it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2021, to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person.

We have based percentage ownership of common stock before this offering on 26,785,426 shares of common stock outstanding as of April 1, 2021. Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, Colorado 80301.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	%
Principal Stockholders:
Jack Schuler and entities affiliated with Jack Schuler(1)	7,959,564	29.7%
John Patience and entities affiliated with John Patience(2)	4,822,537	18.0%
Life Sciences Alternative Financing LLC and entities affiliated with Life Sciences Alternative Financing LLC(3)	2,190,427	8.2%
Robert Cawthorn and entities affiliated with Robert Cawthorn(4)	1,999,193	7.4%
Entities affiliated with Lawrence T. Kennedy, Jr.(5)	1,411,767	5.3%

Directors and Executive Officers:
Scott Hutton(6)	255,341	*
Robin Harper Cowie(7)	158,948	*
Kieran O’Kane(8)	57,836	*
Jack Schuler(9)	7,959,564	29.7%
John Patience(10)	4,822,537	18.0%
Matthew Strobeck, Ph.D.(11)	1,120,039	4.2%
Charles Watts, M.D.(12)	63,525	*
Jean Franchi(13)	29,363	*
Hany Massarany(14)	36,799	*
All directors and named executive officers as a group (11 persons)	14,688,875	53.4%

*	Represents beneficial ownership of less than 1%.

2021 Proxy Statement	28

(1)

Consists of (a) 11,717 shares of common stock issuable upon the exercise of options held by Jack Schuler that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes (a) 5,724,513 shares of common stock held by Jack W. Schuler Living Trust, (b) 396,769 shares of common stock held by Tanya Eva Schuler, Trust, (c) 396,769 shares of common stock held by Therese Heidi Schuler, Trust, (d) 396,769 shares of common stock held by Tino Hans Schuler, Trust, (e) 382,467 shares of common stock held by Schuler Grandchildren LLC, (f) 190,300 shares of common stock held by JS Grandchildren Trust, (g) 182,483 shares of common stock held by Schuler Descendants Trust and (h) 277,777 shares of common stock held by Schuler Family Foundation. Mr. Schuler disclaims beneficial ownership of all shares other than those held by Mr. Schuler personally or by the Jack W. Schuler Living Trust.

(2)

Consists of (a) 11,717 shares of common stock issuable upon the exercise of options held by John Patience that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes (a) 1,910,870 shares of common stock held by Patience Enterprises LP, (b) 2,869,950 shares of common stock held by John Patience Trust, dated July 23, 1993 and (c) 30,000 shares of common stock held by Diane Patience.

(3)	Consists of (a) 1,896,374 shares of common stock held by IND Funding LLC and (b) 294,053 shares of common stock held by Life Sciences Alternative Financing LLC.
(4)

Consists of (a) 70,314 shares of common stock issuable upon the exercise of options held by Robert Cawthorn that are vested and exercisable within 60 days of April 1, 2021 and (b) 1,928,879 shares of common stock held by Manlia Limited.

(5)

Consists of (a) 774,044 shares of common stock held by Lawrence T. Kennedy, Jr. Revocable Trust UAD 6/19/01 and as amended from time to time, (b) 471,057 shares of common stock held by Lawrence T. Kennedy, Jr. Perpetuity Trust UAD 6/30/16 and (c) 166,666 shares of common stock held by KFDI-B LLC.

(6)

Consists of 249,841 shares of common stock issuable upon the exercise of options held by Scott Hutton that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes 5,500 shares of common stock held by Scott Hutton.

(7)

Consists of 157,948 shares of common stock issuable upon the exercise of options held by Robin Harper Cowie that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes 1,000 shares of common stock held by Robin Harper Cowie.

(8)	Consists of 57,836 shares of common stock issuable upon the exercise of options held by Kieran O’Kane that are vested and exercisable within 60 days of April 1, 2021.
(9)

Consists of 7,681,787 shares beneficially owned by Jack Schuler and entities affiliated with Jack Schuler, as set forth in footnote (1). Mr. Schuler disclaims beneficial ownership of all shares other than those held by Mr. Schuler personally or by the Jack W. Schuler Living Trust.

(10)	Consists of 4,840,033 shares beneficially owned by John Patience and entities affiliated with John Patience, as set forth in footnote (2).
(11)

Consists of (a) 15,086 shares of common stock issuable upon the exercise of options held by Dr. Matthew Strobeck that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes (a) 966,883 shares of common stock held by Matthew Strobeck, (b) 40,665 shares of common stock held by Clajer Capital LLC, (c) 14,072 shares of common stock held by the minor children of Matthew Strobeck, (d) 10,833 shares of common stock held by Birchview Capital Partners and (e) 72,500 shares of common stock held by Birchview Fund.

(12)

Consists of 61,525 shares of common stock issuable upon the exercise of options held by Dr. Charles Watts that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes 2,000 shares of common stock held by Dr. Charles Watts.

(13)	Consists of 29,363 shares of common stock issuable upon the exercise of options held by Jean Franchi that are vested and exercisable within 60 days of April 1, 2021.
(14)

Consists of 29,299 shares of common stock issuable upon the exercise of options held by Hany Massarany that are vested and exercisable within 60 days of April 1, 2021. The number of shares listed as beneficially owned includes 7,500 shares of common stock held by Hany Massarany.

2021 Proxy Statement	29

Delinquent Section 16(a) Reports

To our knowledge, based solely on the reports filed by us, copies of such reports furnished to us and written representations made by our executive officers and directors regarding their filing obligations, all Section 16(a) filing requirements applicable to our executive officers and directors were satisfied with respect to the year ended December 31, 2020.

2021 Proxy Statement	30

AUDIT MATTERS

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021. Although stockholder ratification of the appointment of KPMG LLP is not required by our bylaws, other governing documents or the law, our board of directors considers the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by our stockholders as a matter of good corporate practice. If our stockholders fail to ratify the appointment, our audit committee will review its future selection of KPMG LLP as its independent registered public accounting firm. Even if the appointment is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Our board of directors considers the appointment of KPMG LLP as our independent registered public accounting firm for 2021 to be in the best interests of the Company and our stockholders. We expect representatives of KPMG LLP to attend the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

KPMG LLP has served as our independent registered public accounting firm since 2016.

Principal Accountant Fees and Services

The following is a summary of the fees and services provide by KPMG LLP to us for the years ended December 31, 2020 and 2019.

	Year Ended December 31,
	2020	2019
Audit Fees(1)	$545,899	$167,906
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$-	$-

Total	$545,899	$167,906

(1)

Audit Fees consist of professional services rendered by KPMG LLP for the audits of our annual financial statements and reviews of quarterly financial statements. The audit fees incurred in 2020 also include fees totaling $319,810 in connection with our initial public offering, which was completed in October 2020, and review of related documents filed with the SEC.

Pre-Approval Policies and Procedures

Our audit committee is responsible for appointing, setting compensation for, and overseeing the work of our independent registered public accounting firm. Our audit committee’s charter establishes a policy that all audit and permitted non-audit and tax services to be provided by our independent registered public accounting firm must be pre-approved by our audit committee. Our audit committee has pre-approved all such audit and permissible non-audit and tax services in accordance with this policy for the years ended December 31, 2020 and 2019. As part of this review, our audit committee considers whether the provision of any such non-audit or tax services by KPMG LLP is compatible with maintaining the independence of our independent registered public accounting firm.

2021 Proxy Statement	31

Our audit committee may delegate authority to pre-approve services to one or more of its members, provided any decisions made by such member to grant pre-approvals must be presented to the full audit committee at its next scheduled meeting.

Vote Required:	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions have the same impact as votes “Against” the proposal. Brokers have discretion to vote on this proposal.

Board Recommendation:	OUR BOARD OF DIRECTORS AND THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS EACH UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.

Report of the Audit Committee

The audit committee oversees our independent registered public accounting firm and assists our board of directors in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements.

In fulfilling its oversight responsibilities, the audit committee:

•	reviewed and discussed our financial statements as of and for the year ended December 31, 2020 with management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;

•	received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board; and

•	discussed the independence of KPMG LLP with that firm.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to our board of directors, and our board of directors approved, that the audited financial statements be included in the 2020 Form 10-K Report for filing with the SEC. The audit committee also appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Submitted by the audit committee of our board of directors:

Jean Franchi, Chair

Hany Massarany

Matthew Strobeck

2021 Proxy Statement	32

ADDITIONAL INFORMATION

Other Matters

Our board of directors is not aware of any other matters that will be presented for consideration at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

Stockholder Proposals and Nominations for Next Year’s Annual Meeting of Stockholders

In order to be considered for inclusion in the Proxy Materials for our 2022 annual meeting of stockholders, proposals submitted by stockholders pursuant to Rule 14a-8 under the Exchange Act must be received by our Corporate Secretary at Biodesix, Inc., 2970 Wilderness Place, Suite 100, Boulder, CO 80301 on or before December 30, 2021, and also must otherwise comply with the procedures and requirements set forth in Rule 14a-8.

Alternatively, stockholders intending to present a proposal (outside of the process established in Rule 14a-8) or nominate a director for election at our 2022 annual meeting of stockholders without having the proposal or nomination included in the Proxy Materials for the meeting must comply with the requirements set forth in our bylaws. Our bylaws require, among other things, that our Corporate Secretary receive the proposal or nomination no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the proposal or nomination no earlier than January 26, 2022 and no later than the close of business on February 25, 2022. The proposal or nomination must contain the information required by our bylaws and otherwise comply with the requirements set forth in our bylaws.

Availability of Annual Report on Form 10-K

A copy the 2020 Form 10-K Report as filed with the SEC is available free of charge on our website at www.biodesix.com or on the SEC’s website at www.sec.gov. Stockholders may also obtain a copy of our 2020 annual report, including financial statements but excluding exhibits, without charge by sending a written request to: Biodesix, Inc., Attention: Corporate Secretary, 2970 Wilderness Place, Suite 100, Boulder, CO 80301.

2021 Proxy Statement	33

P.O. BOX 8016, CARY, NC 27512-9903
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/BDSX
• • Cast your vote online
• Have your Proxy Card ready
Follow the simple instructions to record your vote
PHONE    Call 1-866-291-6774
• • Use any touch-tone telephone
• Have your Proxy Card ready
Follow the simple recorded instructions
MAIL
• • Mark, sign and date your Proxy Card
Fold and return your Proxy Card in the postage-paid envelope provided
You must register to attend the meeting online and/or participate at www.proxydocs.com/BDSX
Biodesix, Inc.
Annual Meeting of Stockholders
For Stockholders of record as of April 26, 2021
TIME: Wednesday, May 26, 2021 1:00 PM, Mountain Time PLACE: Annual Meeting to be held live via the Internet—please visit www.proxydocs.com/BDSX for more details.
This proxy is being solicited on behalf of the Board of Directors
The undersigned stockholder of Biodesix, Inc. hereby appoints Robin Harper Cowie and Ryan Siurek, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Biodesix, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the named proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The named proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Biodesix, Inc.
Annual Meeting of Stockholders
Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2
BOARD OF DIRECTORS
PROPOSAL YOUR VOTE RECOMMENDS
1. to elect the two Class I directors named in this proxy statement to hold office until the 2024 annual meeting of stockholders;
FOR WITHHOLD
1.01 Scott Hutton FOR
#P2# #P2#
1.02 John Patience FOR
#P3# #P3#
FOR AGAINST ABSTAIN
2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for FOR the year ending December 31, 2021; and #P4# #P4# #P4# 3. to conduct any other business properly brought before the meeting, or any adjournment or postponement thereof.
You must register to attend the meeting online and/or participate at www.proxydocs.com/BDSX
Authorized Signatures—Must be completed for your instructions to be executed.
Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.
Signature (and Title if applicable) Date
Signature (if held jointly) Date